March 24, 1999

Securities and Exchange Commission
450 Fifth Street N.W.
Washington, DC 20549

We have read Item 3 of Form 10-SB for the year ended December 31, 1998 of First American Capital Corporation and are in agreement with the statements contained in the first paragraph. We have no basis to agree or disagree with other statements of the registrant therein.


/s/ Ernst & Young LLP

Louisville, Kentucky